Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-297072

Prospectus

ARCADIA BIOSCIENCES, INC.

11,922,333 Shares of
Common Stock

Pursuant to this prospectus, the selling stockholders identified herein (the “Selling Stockholders”) are offering on a resale basis an aggregate of up to 11,922,333 shares (sometimes referred to as the “Shares”) of common stock of Arcadia Biosciences, Inc., par value $0.001 per share (the “Common Stock”) that are issuable upon the exercise of outstanding pre-funded warrants, preferred investment options and placement agent preferred investment options (such warrants and preferred investment options sometimes referred to collectively as the “Options”). These Options were issued in connection with a private placement that we completed on June 12, 2026.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock covered by this prospectus. Upon any exercise of the Options by payment of cash, however, we will receive the exercise price of the Options. We cannot predict if, when and in what amounts the Options will be exercised by payments of cash, and the Options may expire and never be exercised, in which case we would not receive any cash proceeds. Our registration of the shares of Common Stock covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Shares covered hereby.

The Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in the section entitled “Plan of Distribution” beginning on page 11. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Common Stock covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Common Stock with the Securities and Exchange Commission (the “Commission” or the “SEC”).

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “RKDA.” On July 7, 2026, the closing price of our Common Stock on the Nasdaq Capital Market was $0.7201 per share.

We are a “smaller reporting company” under applicable federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. Before making any investment in these securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 herein as well as any other risk factors and other information contained in any other document that is incorporated by reference herein. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration or continuous offering process. You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” and “Incorporation of Information by Reference” in this prospectus.

You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus covers offers and sales of our Common Stock only in jurisdictions in which such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

In this prospectus, we refer to Arcadia Biosciences, Inc. as “we,” “us,” “our,” the “Company,” “Arcadia” or “RKDA.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in any prospectus supplement we may file constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements relate to future events concerning our business and to our future revenues, operating results and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential” or “continue,” or the negative of those terms or other comparable terminology.

Any forward-looking statements contained in this prospectus or any prospectus supplement are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results or financial condition will improve in future periods are subject to numerous risks. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” and in other sections of our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider in making your investment decision. Therefore, you should read the entire prospectus carefully before investing in our securities. Investors should carefully consider the information set forth under “Risk Factors” beginning on page 5 of this prospectus and the other information contained in this prospectus or incorporated by reference herein.

Company Overview

Arcadia has leveraged its history as a leader in science-based approaches to develop high value products and drive innovation in the consumer goods industry. Since acquiring the assets of Zola in May 2021, Arcadia has provided consumers with a way to rehydrate, reset, and reenergize with Zola coconut water products. Previously, Arcadia developed products, primarily in wheat, which it commercialized through the sale of food products, trait licensing and royalty agreements.

On May 14, 2024, the Company sold its non-GMO Resistant Starch (“RS”) durum wheat trait to longtime partner Corteva Agriscience for total cash consideration of $4.0 million. Under the terms of the agreement, the Company retained certain rights to use the RS durum wheat trait. On May 16, 2024, the Company sold the GoodWheat™ brand and related assets to Above Food Corp. for net consideration of $3.7 million.

On December 4, 2024, the Company, Roosevelt Resources LP (“Roosevelt” or the “Partnership”) and certain persons related to Roosevelt entered into a Securities Exchange Agreement (the “Exchange Agreement”) providing for the combination of the two companies in an all-stock transaction. Subject to the terms of the Exchange Agreement and to the satisfaction or waiver of the conditions set forth in the Exchange Agreement, at the closing of the transactions the Company agreed to issue shares of its Common Stock to the limited partners and to the sole member of the general partner of Roosevelt in exchange for all of the limited partnership and other equity interests of Roosevelt. On December 24, 2025, the Company received a notice from Roosevelt indicating that it was terminating the Exchange Agreement, as the closing of the transactions contemplated by the Exchange Agreement had not occurred by the date specified in the Exchange Agreement, as amended.

On March 28, 2025, the Company entered into an agreement with Bioceres Crop Solutions Corp. (“BIOX”) pursuant to which BIOX agreed to transfer to the Company all rights and materials relating to certain soy traits that were included in licenses granted by the Company to BIOX in the November 2020 sale of Verdeca. In addition, BIOX agreed to pay a total of $750,000 to the Company. The Company agreed to transfer to BIOX all of the Company's granted patents, pending applications, related materials and documents related to the Company's reduced gluten and oxidative stability patents. In addition, the parties agreed to amend a previous agreement between the parties to eliminate any obligation to pay the Company future product royalties under the agreement.

Summary of the Offering
Securities Offered by the Selling Stockholders

Up to 11,922,333 shares of Common Stock, consisting of (a) up to 3,883,496 shares of Common Stock issuable upon exercise of pre-funded warrants, (b) 7,766,992 shares of Common Stock issuable upon exercise of preferred investment options, and (c) up to 271,845 shares of Common Stock issuable upon the exercise of placement agent preferred investment options.[1]

Common Stock Outstanding before this Offering	2,181,715 shares.
Common Stock Outstanding after this Offering

14,104,048 shares (assuming the exercise of all of the Options and issuance of the maximum number of Shares covered by this prospectus and no exercise of any other outstanding warrants, options or investment options).[2]

Use of Proceeds

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders, except with respect to amounts received by us due to the exercise of any Options for cash. We intend to use the proceeds from the exercise of any Options for working capital and general corporate purposes. See “Use of Proceeds” on page 7 of this prospectus.

Risk Factors

An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and the other information included in and incorporated by reference into this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.

Terms of this offering

The Selling Stockholders, including their transferees, donees, pledgees, assignees, and successors-in-interest, may sell, transfer, or otherwise dispose of any or all of the shares of Common Stock offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of Common Stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Nasdaq Capital Market Symbol

“RKDA.” There is no established trading market for the Options, and we do not expect a trading market to develop. We do not intend to list the Options on any securities exchange or other trading market. Without a trading market, the liquidity of the Options will be extremely limited.

(1)
Does not take into account any beneficial ownership limitations on exercise of the Options.
(2)
Assumes the issuance of shares of Common Stock upon the exercise of all Options, without regarding to any beneficial ownership limitations on exercise of the Options. Excludes shares of Common Stock issuable upon the exercise of other outstanding warrants, investment options and options, see “Description of Private Placement.”

We were founded in 2002, and our principal executive offices are located at 5956 Sherry Lane, Suite 2000, Dallas, TX 75225. Our telephone number is (214) 974-8921. Our website is located at www.arcadiabio.com. Information contained on, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Prior to making a decision about investing in our Common Stock, you should consider carefully the following risk factors as well as other information we include in this prospectus, including any risks in the section entitled “Risk Factors” contained in any supplements to this prospectus or in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in our subsequent filings with the SEC. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities. In addition, our actual results could differ materially from those anticipated in any forward-looking statements as a result of these and other factors. See also the statements contained under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

The sale of a substantial amount of our shares of Common Stock, including resale of the Shares being registered hereunder, in the public market would result in substantial dilution of our stockholders and may adversely affect the market price of our Common Stock.

We are registering for resale shares of Common Stock issuable upon exercise of the Options. If the Options were exercised in full and the Shares issued, upon issuance these shares will represent a large percentage of our outstanding shares of Common Stock, and if sold in the market all at once or at about the same time, could depress the market price of our Common Stock during the period the registration statement remains effective and could also affect our ability to raise equity capital. Sales of substantial amounts of shares of our Common Stock would result in significant dilution to our stockholders. Sales of such shares, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. We cannot predict if and when the Selling Stockholders may exercise the Options and sell such Shares in the public markets. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities convertible into shares of Common Stock. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of Common Stock.

Our amended and restated certificate of incorporation currently authorizes the issuance of 150,000,000 shares of Common Stock and 20,000,000 shares of preferred stock. In certain circumstances, shares of Common Stock and preferred stock, as well as the awards available for issuance under any equity incentive plans that may be adopted and approved in the future, can be issued by our board of directors without stockholder approval. Any future issuances of such stock would further dilute the percentage ownership of our Common Stock held by holders of Common Stock and, if any, of preferred stock. In addition, the issuance of certain securities may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the Common Stock.

We have broad discretion to determine how to use the funds resulting from any exercise of the Options, and may use them in ways that may not enhance our operating results or the price of the Common Stock.

Our management will have broad discretion over the use of proceeds, if any, received by us from any cash exercise of the Options, and we could spend the proceeds in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We intend to use any such net proceeds for working capital and general corporate purposes. See “Use of Proceeds” on page 7 of this prospectus. However, our use of these proceeds may differ substantially from our current plans.

We do not intend to pay any cash dividends on Common Stock in the foreseeable future. Investors should not rely on dividends to receive a return on their investment in the Common Stock.

We have never declared or paid cash dividends on our capital stock, and we do not intend to pay any cash dividends on Common Stock in the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any decision to declare and pay cash dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, legal restrictions, contractual restrictions, and other factors that our board of directors may deem relevant. Consequently, you should not rely on dividends to receive a return on your investment.

Other Risks

There is substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

Our consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. However, as shown in our consolidated financial statements for the year ended December 31, 2025, and for the three months ended March 31, 2026, incorporated by reference herein, we have an accumulated deficit, recurring net losses and net cash used in operations, and resources that will not be sufficient to meet our anticipated cash requirements, which raise substantial doubt about our ability to continue as a going concern and may hinder our ability to obtain further financing or engage in a strategic transaction. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we cannot continue as a viable entity or engage in a strategic transaction, we might be required to reduce or cease operations or seek dissolution and liquidation or bankruptcy protection, and our stockholders would likely lose most or all of their investment in us.

Statements concerning our future plans and operations are dependent on our ability to secure adequate funding and the absence of unexpected delays or adverse developments. We may not be able to secure required funding.

Any statements concerning our anticipated future events or developments or our future operations or activities are forward-looking statements that in each instance assume that we have or are able to obtain sufficient funding to support such activities and continue our operations and satisfy our liability and obligations in a timely manner. There can be no assurance that this will be the case. Also, such statements assume that there are no significant unexpected developments or events that delay or prevent such activities from occurring. Failure to timely obtain any required additional funding, or unexpected developments or events, could delay the occurrence of such events or prevent the events described in any such statements from occurring, which could have a material adverse effect on our business, financial condition and results of operations.

We will require additional financing and may not be able to obtain such financing on favorable terms, if at all, which could adversely impact our operations and ability to continue our business. Such additional funding may not be available, which would have a material adverse effect on our business, financial condition and results of operations and would materially and adversely affect our ability to continue operations.

We will require additional funding in order to continue to support our operations and activities. There are no assurances that required funding will be available at all or will be available in sufficient amounts or on reasonable terms. In addition, an adverse outcome in legal or regulatory proceedings in which we are or could become involved could adversely affect our liquidity and financial position. If future financings involve the issuance of equity securities, our existing stockholders would suffer dilution. If we raise debt financing, it may involve restrictive covenants that could limit our operating flexibility. We may not be able to raise sufficient additional funds on terms that are favorable, if at all. If we fail to raise sufficient funds and continue to incur losses, our ability to continue our operations, take advantage of strategic opportunities, or otherwise respond to competitive pressures would likely be significantly limited. Delays in obtaining, or the inability to obtain, required funding would materially and adversely affect our ability to satisfy our current and future liabilities and obligations, and would materially and adversely affect our ability to continue operations. If we do not have sufficient funds to continue operations, we could be required to seek dissolution and liquidation, bankruptcy protection or other alternatives that would likely result in our stockholders losing some or all of their investment in us.

USE OF PROCEEDS

We will not receive any of the proceeds from any sale or other disposition by the Selling Stockholders of the Common Stock covered by this prospectus. All proceeds from the sale of the Common Stock will be paid directly to the Selling Stockholders. We will receive proceeds upon the cash exercise of the Options for which the underlying Shares registered hereunder are issuable. If all of the Options were exercised in full for cash, we would receive gross proceeds of approximately $7.4 million. We currently intend to use the cash proceeds from any cash exercise of Options for working capital and general corporate purposes.

DESCRIPTION OF PRIVATE PLACEMENT

On June 11, 2026, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional accredited investor (the “Purchaser”) for the sale and issuance in a private placement (the “Private Placement”) of (i) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 3,883,496 shares (“Pre-Funded Warrant Shares”) of Common Stock, (ii) Series A-1 preferred investment options (the “Series A-1 Investment Options”) to purchase up to a total of 3,883,496 shares of Common Stock (“Series A-1 Option Shares”), and (iii) Series A-2 preferred investment options (the “Series A-2 Investment Options” and together with the Series A-1 Investment Options, the “Investment Options”) to purchase up to a total of 3,883,496 shares of Common Stock (“Series A-2 Option Shares” and together with the Series A-1 Option Shares and Pre-Funded Warrant Shares, the “Option Shares”), at a purchase price of $1.0299 per Pre-Funded Warrant and accompanying Investment Options. Gross proceeds from the sale of the Pre-Funded Warrants and Investment Options were approximately $4 million, before deducting offering costs and expenses. The closing of the sale of the Pre-Funded Warrants and Investment Options took place on June 12, 2026 (the “Closing Date”).

Each Pre-Funded Warrant sold in the Private Placement is exercisable for one share of Common Stock at an exercise price of $0.0001 per share, is immediately exercisable, and will not expire until fully exercised. The Series A-1 Investment Options have an exercise price of $0.91 per share, will be exercisable on and after the Stockholder Approval Date (as defined below) and will expire five years after the Stockholder Approval Date. The Series A-2 Investment Options are exercisable immediately upon issuance, will expire 24 months following the effective date of the registration statement described below, and have an exercise price of $0.91 per share. If no effective registration statement is available to register the resale of the Common Stock issuable upon the exercise of the Investment Options or Placement Agent Investment Options, the holders may exercise by means of a “cashless exercise” procedure, and the Pre-Funded Warrants may also be exercised by means of a cashless exercise procedure.

Under the terms of the Pre-Funded Warrants, Investment Options and Placement Agent Investment Options, a holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant, Investment Option or Placement Agent Investment Option (as applicable) to the extent that the holder would beneficially own more than 4.99% or 9.99% (as applicable), with respect to the Investment Options and Placement Agent Investment Options (or 9.99% at the election of the holder), and 9.99% with respect to the Pre-Funded Warrants, of the outstanding Common Stock immediately after exercise, which percentage may be changed at the holder’s election to a lower percentage at any time or to a higher percentage not to exceed 9.99%, provided that any such increase shall be effective upon 61 days’ prior notice to the Company (the “Beneficial Ownership Limitation”). In addition, in certain circumstances, upon a fundamental transaction (as defined in the Pre-Funded Warrant or Investment Options), a holder of Pre‑Funded Warrants or Investment Options will be entitled to receive, upon exercise of the Pre-Funded Warrants or Investment Option, the kind and amount of securities, cash or other property that such holder would have received had they exercised the Pre-Funded Warrants or Investment Option immediately prior to the fundamental transaction. The Investment Options and Placement Agent Options also provide that, in the event of certain kinds of fundamental transactions, including, among other things, certain kinds of mergers or consolidations, sale of all or substantially all of our assets or certain stock sale transactions, then in certain circumstances the holder of such Investment Options or Placement Agent Options has the option, by delivering a notice within 30 days after the closing of such fundamental transaction, to require us to pay to such holders an amount of cash equal to the Black-Scholes value of the Investment Option or Placement Agent Option, calculated as provided therein.

With respect to the Series A-1 Investment Options, the Purchase Agreement requires the Company to hold an annual or special meeting of stockholders on or prior to the date that is 90 days after the Closing Date for the purpose of obtaining such approvals as may be required by the applicable rules and regulations of the Nasdaq Stock Market LLC (or any successor entity) from the stockholders of the Company with respect to the issuance of all the Series A-1 Investment Options and the Series A-1 Option Shares upon the exercise of the Series A-1 Investment Options (“Stockholder Approval” and the date on which Stockholder Approval is received and deemed effective under Delaware law, the “Stockholder Approval Date”), with the recommendation of the Board of Directors of the Company that such proposals are approved, and provides that the Company will solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement, and that all management appointed proxyholders will vote their proxies in favor of such proposals. If the Company does not obtain Stockholder Approval at the first meeting, the Company is required to call a meeting every 90 days thereafter to seek Stockholder Approval until the earlier of the date on which Stockholder Approval is obtained or the Investment Options are no longer outstanding.

The Purchase Agreement contains representations and warranties of the Company and the Purchaser, indemnification obligations of the Company, and covenants that the Company believes are typical for transactions of this type. Pursuant to the terms of the Purchase Agreement, the Company has agreed to certain restrictions on the issuance and sale of its Common Stock or Common Stock equivalents, or the filing of any registration statement, during the 60-day period following the date on which the Resale Registration Statement (as defined below) covering the resale of all Option Shares has been declared effective, subject to certain customary exceptions. The Company also agreed, for a period of one year after the effective date of the Resale Registration Statement, not to effect or enter into an agreement to effect a “Variable Rate Transaction” as defined in the Purchase Agreement, subject to certain exceptions. The Purchase Agreement contains representations and warranties that the parties made to, and were solely for the benefit of, the other signatories to the Purchase Agreement in the context of all of the terms and conditions thereof and in the context of the specific relationship between the parties to the Purchase Agreement. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the party signatories thereto and are not intended for investors and the public to obtain factual information about the current state of affairs of the parties to the Purchase Agreement.

Also on June 11, 2026, and in connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchaser. Pursuant to the Registration Rights Agreement, the Company agreed to prepare and file the registration statement of which this prospectus is a part (the “Resale Registration Statement”) for purposes of registering the resale of the Option Shares. The Company also agreed to use its best efforts to cause this registration statement to be declared effective by the SEC within 45 days after the date of the Registration Statement (or 75 days in the event of a “full review” of the registration statement by the SEC). If the Company fails to meet the specified filing deadlines or keep the Resale Registration Statement effective, subject to certain permitted exceptions, the Company will be required to pay damages to the Purchaser. The Company also agreed, among other things, to indemnify the selling holder under the Resale Registration Statement from certain liabilities and to pay all fees and expenses incident to the Company’s performance of or compliance with the Registration Rights Agreement.

The Company previously engaged H.C. Wainwright & Co., LLC (“Wainwright”) to act as its exclusive placement agent in connection with the transactions described above. In consideration for its services, the Company paid Wainwright a cash fee equal to 7.0% of the aggregate gross proceeds received from the issuance of the Pre-Funded Warrants and Investment Options in the Private Placement. In addition, the Company paid Wainwright a management fee equal to 1.0% of the aggregate gross proceeds raised in the Private Placement and reimbursed Wainwright up to $50,000 for legal expenses and $25,000 for non-accountable expenses. The Engagement Letter includes indemnity and other customary provisions for transactions of this nature.

The Company also issued to Wainwright or its designees placement agent unregistered preferred investment options (the “Placement Agent Options”) to purchase up to an aggregate of 271,845 shares of Common Stock (“Placement Agent Option Shares”) at an exercise price of $1.2875 per share. The Placement Agent Options are exercisable immediately upon issuance and will expire on the fifth anniversary of the effective date of the Resale Registration Statement.

SELLING STOCKHOLDERS

The Selling Stockholders named in the table below may from time to time offer and sell pursuant to this prospectus and any applicable prospectus supplements up to 11,922,333 shares of our Common Stock.

Relationship with the Selling Stockholders

Except as described below, none of the Selling Stockholders has, or within the past three years has had, any position, office or material relationship with us.

On January 9, 2026, we entered into inducement letter agreements (the “Inducement Letters”) with certain of the Selling Stockholders (the “Participating Holders”), including Armistice Capital, LLC, pursuant to which such Participating Holders agreed to exercise certain outstanding preferred investment options (the “Existing Options”) to purchase an aggregate of 808,595 shares of Common Stock and/or Abeyance Shares (as described below) (the “January 2026 Private Placement”). The Existing Options had an exercise price of $9.00 per share and were originally issued in December 2020, January 2021, August 2022, and March 2023. Pursuant to the Inducement Letters, the Participating Holders agreed to exercise for cash the Existing Options at a reduced exercise price of $2.575 per share, in consideration for the Company’s agreement to issue new preferred investment options (the “January 2026 Investment Options”) to purchase up to 1,617,190 shares of Common Stock. The January 2026 Investment Options have an exercise price of $2.325 per share, are exercisable immediately upon issuance, and expire on the date that is 30 months following the effective date of the January 2026 Resale Registration Statement described below (the “January 2026 Option Termination Date”). The closing of the transactions contemplated by the Inducement Letters occurred on January 12, 2026. The Company received aggregate gross proceeds of approximately $2.1 million from the exercise of the Existing Options by the Participating Holders, before deducting placement agent fees and other offering expenses payable by the Company. In the event that the exercise of the Existing Options would have otherwise caused a Participating Holder to exceed the beneficial ownership limitations set forth in such Participating Holder’s Existing Options (4.99% or 9.99%, as applicable), we issued to such Participating Holder the number of shares of Common Stock that would not cause such Participating Holder to exceed such beneficial ownership limitation, as directed by such Participating Holder, and agreed to hold such Participating Holder’s balance of shares of Common Stock in abeyance (“Abeyance Shares”) until we receive notice from such Participating Holder that the balance of shares of Common Stock may be issued in compliance with such beneficial ownership limitations, with such Abeyance Shares evidenced through such Holder's Existing Options, which Participating Holder's Existing Options deemed prepaid and may be exercised pursuant to a notice of exercise from the applicable Participating Holder.

We engaged Wainwright to act as our exclusive placement agent in connection with the transactions described above. In consideration for its services, we paid Wainwright a cash fee equal to 7.0% of the aggregate gross proceeds received from the exercise of the Existing Options. In addition, we paid Wainwright a management fee equal to 1.0% of the aggregate gross proceeds from the exercise of the Existing Options and reimbursed Wainwright for certain expenses, including but not limited to $50,000 for legal expenses and $25,000 for non-accountable expenses. We also issued to Wainwright or its designees Placement Agent Options (the “January 2026 Placement Agent Options”) to purchase up to 56,602 shares of Common Stock (representing 7% of the Existing Options being exercised). The January 2026 Placement Agent Options have substantially the same terms as the January 2026 Investment Options with the exception of an exercise price of $3.2188 per share, and have a term expiring on the January 2026 Option Termination Date.

The January 2026 Investment Options and January 2026 Placement Agent Options are exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise). A holder (together with their affiliates) may not exercise any portion of the holder's January 2026 Investment Options or January 2026 Placement Agent Options to the extent that the holder would beneficially own more than 4.99% or 9.99% (as specified by the holder) of the outstanding Common Stock immediately after exercise (as such percentage is determined in accordance with the terms of the January 2026 Investment Options and January 2026 Placement Agent Options). Upon 61 days prior notice to the Company, the holder may increase or decrease the beneficial ownership limitation up to 9.99%.

We also agreed to file a registration statement (the “January 2026 Resale Registration Statement”), providing for the resale of the shares issuable upon exercise of the January 2026 Investment Options and January 2026 Placement Agent Options, to use commercially reasonable efforts to have the January 2026 Resale Registration Statement be declared effective by the SEC within 45 days following the date of the Inducement Letters (or within 75 days in certain circumstances), and to keep the January 2026 Resale Registration Statement effective at all times until no holder of the January 2026 Investment Options owns any January 2026 Investment Options or shares issuable upon exercise thereof. The January 2026 Resale Registration Statement was declared effective by the SEC on February 10, 2026.

Information About Selling Stockholder Offering

In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale by the Selling Stockholders of the sum of the maximum number of Shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, Investment Options and Placement Agent Options determined as if those warrants and investment options were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Right Agreement, without regard to the Beneficial Ownership Limitation or any other limitations on the exercise of those Pre-Funded Warrants, Investment Options and Placement Agent Options. We are registering the Shares in order to permit the Selling Stockholders to offer these shares for resale from time to time. For additional information regarding the issuance of those securities, see “Description of Private Placement” above.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of shares of Common Stock and securities convertible into or exercisable for shares of Common Stock, as of June 23, 2026, assuming exercise in full of the Pre-Funded Warrants, Investment Options, Placement Agent Options or other warrants or investment options held by the Selling Stockholder on that date, without regard to the Beneficial Ownership Limitation or any other beneficial ownership limitations or other limitations on exercise. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders, without regard to the Beneficial Ownership Limitation or any other any beneficial ownership limitations or other limitations on exercise. The fourth column assumes the sale of all of the Shares offered by the Selling Stockholders pursuant to this prospectus, without regard to the Beneficial Ownership Limitation or any other any beneficial ownership limitations or other limitations on exercise. The fifth column lists the percentages beneficial ownership of Common Stock by the Selling Stockholders after this offering, taking into account the beneficial ownership limitations on exercise contained in the Options or other warrants or investment options held by the Selling Stockholder. Except as indicated below, the table below assumes that the outstanding Options were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to the Beneficial Ownership Limitation or any other any beneficial ownership or other limitations on the exercise of the Options and other warrants or preferred investment options.

Under the terms of the Pre-Funded Warrants, Investment Options and Placement Agent Options, a Selling Stockholder may not exercise the warrant or investment option to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99% (as applicable) of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants, Investment Options or Placement Agent Options which have not been exercised. The number of shares in the second, third, and fourth columns does not reflect this limitation. The Selling Stockholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution.” The total number of outstanding shares of Common Stock as of June 23, 2026, was 2,181,715 shares.

	Number of shares of Common Stock Beneficially Owned Before this Offering(5)	Maximum Number of Shares to be Sold in this Offering(5)	Shares Beneficially Owned After this Offering
Name of Selling Stockholder			Number	Percentage (6)
Armistice Capital, LLC (1)	12,586,016	11,650,488	935,528	9.99%
Augustus Trading LLC (2)	219,617	174,321	36,296	*%
Noam Rubinstein (3)	117,118	85,631	31,487	*%
Wilson Drive Holdings LLC (4)	12,742	9,175	3,567	*%
Charles Worthman (3)	3,776	2,718	1,058	*%

* Represents beneficial ownership of less than one percent.

(1)
The number of shares beneficially owned before the offering includes the following: (i) 3,883,496 shares issuable upon exercise of Pre-Funded Warrants held by the Selling Stockholder; and (ii) 7,766,992 shares of Common Stock that are issuable upon exercise of the Investment Options held by the Selling Stockholder and that are being offered by this prospectus; and (iii) 935,528 shares issuable upon exercise of other preferred investment options held by the Selling Stockholder, subject to beneficial ownership limitations and limitations on exercise. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Investment Options and other warrants or preferred investment options held by the Selling Stockholder are subject to a beneficial ownership limitation of 4.99% or 9.99% (as applicable), and 9.99% (for the Pre-Funded Warrants), which limitation restricts the Selling Stockholder from exercising that portion of the Pre-Funded Warrants, Investment Options or other warrants or preferred investment options that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. Armistice Capital and Mr. Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. Based on information provided to us by or on behalf of the Selling Stockholder, Armistice is not a registered broker-dealer or an affiliate of a registered broker-dealer. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC 510, Madison Avenue, 7th Floor, New York, NY 10022.
(2)
The number of shares beneficially owned prior to this offering consist of shares of Common Stock issuable upon exercise of Placement Agent Options and other placement agent warrants or placement agent investment options beneficially owned by the Selling Stockholder which have been issued as compensation. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares beneficially held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaim any beneficial ownership of these securities. The business address of Augustus Trading LLC is 600 Lexington Avenue, 32nd Floor, New York, NY 10022.
(3)
Each of the Selling Stockholders is affiliated with Wainwright, a registered broker dealer with a business address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022. Wainwright acted as our placement agent in the transactions described above under the heading “Description of the Private Placement” and as our placement agent in connection with the January 2026 Private Placement. The shares listed in the third column for these Selling Stockholders consist of shares of Common Stock issuable upon exercise of Placement Agent Options. The shares listed in the second column for these Selling Stockholders include the aforementioned shares as well as shares of Common Stock issuable upon exercise of other placement agent warrants or placement agent investment options beneficially owned by the Selling Stockholder and issued as compensation. These warrants and investment options are subject to a beneficial ownership limitation of 4.99%, which restricts the Selling Stockholder from exercising that portion of the warrants or investment options that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The Selling Stockholder acquired the Placement Agent Options and other placement agent warrants and investment options in the ordinary course of business and, at the time the Placement Agent Options and other placement agent warrants and investment options were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.
(4)
The number of shares beneficially owned prior to this offering consist of shares of Common Stock issuable upon exercise of Placement Agent Options and other placement agent warrants or placement agent investment options beneficially owned by the Selling Stockholder which have been issued as compensation. The securities are held by Wilson Drive Holdings LLC with a business address of 600 Lexington Avenue, 32nd Floor, New York, NY 10022. Craig Schwabe is the managing member of Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Neither Wilson Drive Holdings LLC nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC and Stockblock Securities LLC. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.
(5)
The number of shares shown in the column below does not reflect or give effect to the Beneficial Ownership Limitation or any other beneficial ownership limitations or other limitations on exercise.
(6)
Gives effect to the beneficial ownership limitation on exercise of the Pre-Funded Warrants, Investment Options, Placement Agent Options and other warrants or preferred investment options held by the Selling Stockholders.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares of Common Stock covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the Common Stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling Shares:

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
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block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;
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settlement of short sales;
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in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share;
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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
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a combination of any such methods of sale; or
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any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Shares under Rule 144 or any other exemption from registration under the Securities Act if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell Shares short and deliver these Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these Shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Shares of Common Stock offered hereunder will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Weintraub Tobin Chediak Coleman Grodin Law Corporation will pass upon legal matters in connection with the validity of the Common Stock offered hereby.

EXPERTS

The financial statements of Arcadia Biosciences, Inc. as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as noted below, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries, nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings with the SEC are also available to the public at the SEC’s Internet web site at http://www.sec.gov.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement and the included exhibits, financial statements and schedules. You are referred to the registration statement, the included exhibits, financial statements and schedules for further information. This prospectus is qualified in its entirety by such other information.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available to the public over the Internet at the website of the SEC referred to above. We maintain a website at http://www.arcadiabio.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our Common Stock.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede the information in this prospectus. We also incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC (other than Current Reports on Form 8-K or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) after the effectiveness of the registration statement but prior to the termination of the offering of the Common Stock covered by this prospectus:

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Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 26, 2026, as amended by Amendment No. 1 on Form 10-K/A filed on April 30, 2026;
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Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 14, 2026;
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Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 14, 2026, February 6, 2026, March 26, 2026, April 3, 2026, May 14, 2026, June 15, 2026, and July 2, 2026;
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Our definitive proxy statement on Schedule 14A for our 2025 Annual Meeting of Stockholders, filed with the SEC on November 19, 2025; and

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the description of our Common Stock contained in our Form 8-A/A filed with the SEC on May 14, 2015, as updated by the description of our Common Stock filed as Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2024, including any amendment or report filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents by writing us at Arcadia Biosciences, Inc., 5956 Sherry Lane, Suite 2000, Dallas, TX 75225, Attention: Corporate Secretary, Telephone (214) 974-8921.

You may also access the documents incorporated by reference in this prospectus through our website at http://www.arcadiabio.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.